UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 9, 2013

Titanium Asset Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-53352	20-8444031
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

777 E. Wisconsin Avenue, Milwaukee, Wisconsin		53202-5310
(Address of principal executive offices)		(Zip Code)

(414) 765-1980

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

Merger Agreement

On September 9, 2013, Titanium Asset Management Corp. (the “Company”), TAMCO Holdings, LLC, a Delaware limited liability company (“Parent”) and TAMCO Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement contemplates a tender offer (the “Offer”) by Purchaser to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) not already owned by Parent or Purchaser, at a price of $1.08 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes (the “Offer Price”), followed by a merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and a direct wholly-owned subsidiary of Parent. Purchaser has not yet commenced the Offer.

The following is a summary of the material provisions of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. This summary is not a complete description and is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following summary shall have the meanings set forth in the Merger Agreement.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer on or before September 23, 2013, and that, subject to the satisfaction or waiver of the Minimum Tender Condition (as defined below), the Financing Condition (as defined below) and certain other conditions set forth in the Merger Agreement, Parent will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not withdrawn promptly following the applicable Expiration Time (as defined below) of the Offer.

The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the satisfaction or waiver of certain conditions including, among other things: (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to expiration of the Offer (the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), a number of Shares (1) that represent at least a majority of the Shares, excluding Shares owned by Parent, Purchaser, any direct or indirect equityholder of Parent, or any director of the Company affiliated with Parent or executive officer of the Company or any of its subsidiaries, outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represent at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time plus (y) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the “Minimum Tender Condition,” and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) and (y), the “Fully Diluted Share Number”); (b) Parent and Purchaser shall have received the proceeds of the debt financing pursuant to the letter agreement between Park Bank and Parent (the “Financing Commitments”) and (c) at any time before the Expiration Time, certain other events shall have occurred.

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The Offer conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer condition at any time and from time to time, in their sole discretion. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer. However, without the prior written consent of the special committee of the Company’s board of directors (the “Board of Directors”) comprised solely of independent and disinterested directors (the “Special Committee”), Purchaser shall not (a) reduce the number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price, (c) change the form of consideration payable in the Offer, (d) modify or amend the Tender Offer Conditions (as defined below) (other than to waive such Tender Offer Conditions), (e) decrease the time period during which the Offer shall remain open, (f) impose additional conditions to the Offer or (g) modify or amend any other term of the Offer, except for any amendment required to be made to be in compliance with any law, which amendment is not adverse in any material respect to the Company’s stockholders.

Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the London Stock Exchange. So long as the Merger Agreement has not been terminated by its terms, Purchaser must extend the Offer for one or more successive periods of no more than ten Business Days ending no later than ten Business Days after the previously scheduled expiration date (the “End Date”) if any conditions to the Offer, which are set forth on Annex I to the Merger Agreement (collectively, the “Tender Offer Conditions”), have not been satisfied or waived. However, Purchaser is not required to extend the Offer beyond the three month anniversary of the date of the Merger Agreement.

Top-Up Option

Pursuant to the Merger Agreement, the Company granted to Purchaser an irrevocable right to purchase up to a number of newly issued, fully paid and nonassessable Shares at a price per share equal to the Offer Price (the “Top-Up”) that, when added to the number of Shares owned directly or indirectly by Parent and Purchaser at the time of such exercise, will constitute one Share more than the Fully Diluted Share Number, after giving effect to the Top-Up. However, the Top-Up may not be exercised to purchase an amount of Shares in excess of the number of Shares authorized and unissued (treating Shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once, in whole but not in part, after the date and time on which Purchaser accepts the Shares validly tendered and not withdrawn pursuant to the Offer for payment (the “Acceptance Time”) and prior to the earlier to occur of (a) the effective time of the Merger (the “Effective Time”) and (b) the termination of the Merger Agreement in accordance with its terms. The Top-Up is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to the short-form merger statute under the Delaware General Corporation Law (the “DGCL”). The Purchaser may exercise the Top-Up if the number of Shares tendered and not validly withdrawn in the Offer and accepted for purchase by Purchaser, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, does not represent at least one more Share than 90% of the Fully Diluted Share Number. At the closing of the Top-Up (which shall take place simultaneously with, or as soon as reasonably practicable after, the consummation of the Offer), Purchaser shall pay to the Company the purchase price owed by Purchaser to the Company to purchase that number of newly issued, fully paid and nonassessable Shares required to effect the Top-Up, at Purchaser’s option, (a) in cash, by wire transfer of same-day funds, or (b) by (1) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the such newly issued Shares and (2) executing and delivering to the Company a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash. The promissory note (a) shall bear interest at a rate per annum equal to the prime lending rate prevailing from time to time during such period as published in the Wall Street Journal, (b) shall mature on the first anniversary of the date of execution of the promissory note, (c) shall be full recourse to Parent and Purchaser, (d) may be prepaid, at any time, in whole or in part, without premium or penalty and (e) shall have no other material terms. The Company shall cause to be issued to Purchaser a certificate representing the Top-Up Shares. Such certificates may include any legends that are required by federal or state securities laws.

If, following the closing of the Offer, Parent and Purchaser own at least one Share more than 90% of the Fully Diluted Share Number, Parent, Purchaser and the Company shall take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of stockholders of the Company in accordance with the DGCL.

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The Merger

The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	the Company will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Parent; and

•	all of the properties, rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of the Company and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, subject to the terms and conditions of the Merger Agreement, the parties may complete the Merger without the prior completion of the Offer, after the receipt of the Stockholder Approval (as defined below). Parent, as majority stockholder of the Company, may adopt the Merger Agreement and authorize the Merger pursuant to written consent. In such a case, the consent of any other stockholder of the Company would not be required.

At the Effective Time, the Company’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time will be amended and restated in their entirety so as to read as set forth in the applicable exhibit to the Merger Agreement, and as so amended, will be the certificate of incorporation and bylaws of the Surviving Corporation. The directors and officers of Purchaser immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

Merger Closing Conditions

The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	the affirmative vote of holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement (the “Stockholder Approval”) shall have been obtained, if required by applicable law;

•	Purchaser (or Parent on Purchaser’s behalf) shall have accepted for purchase the Shares validly tendered and not validly withdrawn pursuant to the Offer; and

•	no temporary or permanent order, decree, judgment or other ruling issued by any court of competent jurisdiction shall remain in effect preventing or prohibiting the consummation of the Merger.

Merger Consideration

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Parent or Purchaser immediately prior to the Effective Time, or Shares owned by any stockholder of the Company who is entitled to and properly exercises appraisal rights under the DGCL, will automatically be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the Offer Price (the “Merger Consideration”). All Shares converted into the right to receive the Merger Consideration shall automatically be canceled and cease to exist.

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Payment for the Company Shares

Before the Merger closing, Parent will designate a bank or trust company reasonably acceptable to the Company to make payment of the Merger Consideration (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, in trust with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration to the stockholders.

As promptly as reasonably practicable after the Effective Time, but in no event more than two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Share Certificates a letter of transmittal and instructions for use in effecting the surrender of Share Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (a) surrendered certificates representing the Shares and (b) a signed letter of transmittal and such other documents as may be reasonably required by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. The Paying Agent is entitled to reduce the amount of any Merger Consideration payable to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 12 months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Share Certificates who have not theretofore complied with Share Certificate exchange procedures in the Merger Agreement shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration.

The transmittal instructions will include instructions for the stockholders whose Share Certificates have been lost, stolen or destroyed. Such stockholders will have to provide an affidavit to that fact and, if required by the Paying Agent or Parent, post a bond in an amount that Parent or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the Share Certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The purpose of this summary of the Merger Agreement is to provide the Company’s stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company, Parent or Purchaser in the Company’s or Parent’s public reports filed with the SEC. In particular, the assertions embodied in the representations and warranties in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to Parent and Purchaser and by Parent to the Company in connection with the signing of the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser. The Company’s stockholders are not third-party beneficiaries of the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to the Company, such as organization, qualification, standing and corporate power;

•	its subsidiaries;

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•	its capital stock and investments in other entities;

•	authority to enter into, and the enforceability of, the Merger Agreement and the Company’s obligations thereunder;

•	required consents and approvals, and no violation of agreements, governance documents or laws;

•	the absence of certain changes or events;

•	the absence of investigations and litigations;

•	the accuracy of the documents relating to the Offer, Schedule 14D-9, information statement and certain other documents that may be filed by the Company in connection with the Merger Agreement;

•	the opinion of the Company’s financial advisor;

•	the vote required for the approval of the Merger Agreement and the Merger; and

•	finders’ and brokers’ fees and expenses.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect,” as it relates to the Company, means any event, change, occurrence, development, circumstance or effect (each, an “Event”) that (a) had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, but does not include: (1) an Event to the extent resulting from (A) changes in general legal, tax, economic, political and/or regulatory conditions, including any changes generally effecting the securities, credit or financial markets in general, (B) an Event generally affecting the industry or industries in which the Company and its subsidiaries primarily operate, including general changes in law or regulation across such industries, (C) the announcement of the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), including as a result of the identity of Parent or any of its affiliates as the acquirer of the Company including any impact such announcement of pendency has on the Company’s employees, customers and suppliers, (D) the taking of any specific action required by the Merger Agreement, or action taken, or failure to act, to which Parent has consented in writing, (E) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing on the date of the Merger Agreement, (F) changes in applicable law or GAAP or the interpretation thereof, or (G) any event, condition or circumstance of which Parent or Purchaser has knowledge as of the date of the Merger Agreement or (2) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period, in and of itself; or (b) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things:

•	corporate matters related to Parent and Purchaser, such as organization, qualification, standing and corporate power;

•	authority to enter into, and the enforceability of, the Merger Agreement and Purchaser’s and Parent’s obligations thereunder;

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•	required consents and approvals, and no violation of agreements, governance documents or laws;

•	the absence of certain investigations and litigation;

•	the accuracy of the documents relating to the Offer filed by Parent with the SEC;

•	the availability of funds to complete the Offer and the Merger and Parent’s receipt of financing commitments;

•	the solvency of the Surviving Corporation after the Effective Time;

•	Parent’s ownership of Purchaser and the lack of any right held by any other person to acquire an interest in Purchaser; and

•	finders’ and brokers’ fees and expenses.

Conduct of Business of the Company

The Merger Agreement provides that, except as set forth in the disclosure schedules to the Merger Agreement, required by the Merger Agreement, required by law or the regulations or requirements of the London Stock Exchange, or agreed to in writing by Parent, during the period from the date of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement, the Company shall, and cause its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice.

No Solicitation

The Company has agreed that, subject to exceptions described below, at all times from the date of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will not, will cause its subsidiaries not to and use reasonable best efforts to cause its representatives not to:

•	solicit, initiate or facilitate any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (as defined below);

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person in connection with or for the purpose of facilitating any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal;

•	other than the Offer and the Merger, approve or recommend any Alternative Proposal;

•	enter into any agreement or letter of intent with respect to any Alternative Proposal; or

•	resolve, propose or agree to do any of the foregoing.

The Company must, and must cause its representatives and subsidiaries to, immediately cease all discussions with any person with respect to any Alternative Proposal, and promptly deliver a written notice to any person that entered into a confidentiality agreement in anticipation of potentially making an Alternative Proposal requesting the prompt return or destruction of all confidential information.

Despite these restrictions, if the Company has received an unsolicited bona fide written Alternative Proposal prior to the Acceptance Time from a third party (which Alternative Proposal does not arise out of any material breach of the Company’s non-solicitation covenant) and the Board of Directors (acting through the Special Committee) determines, after consultation with its financial advisor and outside legal advisor, that such Alternative Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, the Company may:

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•	participate in any discussions or negotiations with such third party; or

•	provide any non-public information to such third party only if, prior to providing such information, the Company has received from such person an executed confidentiality agreement with customary terms and conditions, provided that the Company must promptly make available to Parent any non-public information that is provided to such third party which was not previously provided or made available to Parent.

In addition, the Company has agreed that it must promptly (and, in any event, no later than one business day of the Company’s knowledge of any such event) notify Parent if (a) any inquiries, proposals or offers with respect to an Alternative Proposal are received by, (b) any non-public information is requested from or (c) any discussions are sought to be initiated or continued with, the Company or any of its subsidiaries or representatives indicating the identity of the person making such inquiry, offer or proposal and the material terms and conditions thereof and thereafter must keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such inquiries, proposals or offers and the status of any such material discussions.

Change of Recommendation

The Board of Directors agrees not to take any of the following actions, resolutions or agreements (each, a “Change of Recommendation”):

•	withdraw, qualify or modify in any manner adverse to Parent or Purchaser the recommendation with respect to the Offer or the Merger;

•	approve or recommend an Alternative Proposal;

•	fail to publicly recommend against any Alternative Proposal within ten Business Days after Parent so requests in writing;

•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Securities and Exchange Act of 1934 (the “Exchange Act”) within ten Business Days after the commencement of such Alternative Proposal;

•	fail to include the recommendation in the Schedule 14D-9 or an information statement, if applicable; or

•	enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Alternative Proposal (other than a confidentiality agreement with customary terms and conditions).

Additionally, the Board of Directors must not cause or permit the Company or any of its subsidiaries to enter into any definitive contract with respect to an Alternative Proposal (other than a confidentiality agreement with customary terms and conditions).

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Despite these restrictions, at any time prior to the Acceptance Time:

•	in response to an unsolicited bona fide written Alternative Proposal (which did not arise out of a material breach of the Company’s non-solicitation covenant) from any person that is not withdrawn and that the Board of Directors (acting through the Special Committee) concludes constitutes a Superior Proposal, (x) the Board of Directors (acting through the Special Committee) may effect a Change of Recommendation with respect to such Superior Proposal or (y) the Company may terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such Superior Proposal; or

•	the Board of Directors may, if it determines, after consultation with outside counsel, that failure to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable law, take any of the actions described in the first, third or fifth bullets contained under “Change of Recommendation” immediately above (each, an “Other Change of Recommendation”);

provided, however, that:

•	the Company shall not exercise its right to terminate the Merger Agreement to accept a Superior Proposal or effect a Change of Recommendation with respect to a Superior Proposal unless (a) the Board of Directors (acting through the Special Committee) concludes, after consultation with its financial advisors and outside legal advisors, that the failure of the Board of Directors to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable law, (b) the Company has complied in all material respects with all of its obligations under the non-solicitation covenant, (c) the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”), to the effect that the Board of Directors (acting through the Special Committee) has concluded that the Alternative Proposal constitutes a Superior Proposal and the Board of Directors has determined to effect a Change of Recommendation and/or to terminate the Merger Agreement, which notice must specify the identity of the person making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal, (d) prior to effecting such Change of Recommendation or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its representatives in good faith to make such adjustments in the terms of the Merger Agreement, so that such Alternative Proposal would cease to constitute a Superior Proposal; provided that in the event of any material revisions to the Alternative Proposal that the Board of Directors (acting through the Special Committee) has determined to be a Superior Proposal, the Company is required to deliver a Determination Notice (as defined below) to Parent and to comply with its non-solicitation covenant with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby and (e) if the Company terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to such Superior Proposal, the Company shall concurrently pay Purchaser the Termination Fee (defined below); and

•	no Other Change of Recommendation may be made unless (a) the Company shall have provided prior written notice (“Determination Notice”) to Parent for at least the Notice Period to the effect that the Board of Directors has determined to effect an Other Change of Recommendation, which notice shall specify the reasons therefor in reasonable detail (and provided that any material change to the facts and circumstances relating to such Other Change of Recommendation shall require a new notice and a new Notice Period), (b) prior to effecting such Other Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that failure to make such Other Change of Recommendation would no longer be inconsistent with the exercise of the fiduciary duties of the Board of Directors under applicable law and (c) at or following the end of such Notice Period, the Board of Directors concludes in good faith, after consultation with its outside legal advisors, that failure to make such Other Change of Recommendation (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent) would be inconsistent with the exercise of the fiduciary duties of the Board of Directors under applicable law.

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No Change of Recommendation or Other Change of Recommendation will change the approval of the Board of Directors for purposes of causing any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) to be inapplicable to the transactions contemplated by the Merger Agreement.

Nothing in the Merger Agreement prohibits the Company or the Board of Directors from disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

The Company agrees that if any of its subsidiaries or representatives takes any action which, if taken by the Company, would constitute a breach of the Company’s non-solicitation covenant, the Company will be deemed to be in breach of its non-solicitation covenant.

For purposes of this summary and the Merger Agreement:

•	the term “Alternative Proposal” means any inquiry, proposal or offer made by any person (other than Parent and its subsidiaries) relating to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (b) any tender offer or exchange offer or other transaction that, if consummated, would result in any person beneficially owning 15% or more of any class of outstanding equity interests in the Company or any of its subsidiaries (by vote or by value), (c) the acquisition or licensing by any person of assets representing 15% or more of the consolidated assets, net revenues or net income of the Company and its subsidiaries, taken as a whole (including equity interests of its subsidiaries), or (d) the acquisition by any person of 15% or more of the total voting power or of any class of equity interests of the Company or any of its subsidiaries; and

•	the term “Superior Proposal” means a bona fide written Alternative Proposal (with all percentages included in the definition of Alternative Proposal increased to 51%) not arising out of any material violation of the Company’s non-solicitation covenant, which the Board of Directors (acting through the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into consideration, among other things, all of the legal, financial, regulatory and other aspects of such Alternative Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of determination) (a) is reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction that is more favorable to the holders of Shares from a financial point of view than the Offer or the Merger and the other transactions contemplated by the Merger Agreement (after taking into account the expected timing and risk and likelihood of consummation).

Financing Efforts

Each of Parent and Purchaser shall use its reasonable best efforts to obtain financing on the terms and conditions described in the commitment letter dated as of September 5, 2013, between Parent and Park Bank (the “Debt Commitment Letter”), providing for the debt financing described therein (the “Financing Commitments”) (or on terms no less favorable to Parent and Purchaser with respect to conditionality and amount thereof) including to commence an action for specific performance to obtaining such financing. Each of Parent and Purchaser shall use its reasonable best efforts to (a) maintain in effect the Financing Commitments and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained therein, (b) to satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control, (c) upon satisfaction of such conditions, to consummate the financing at or prior to the Acceptance Date (with respect to amounts required to consummate the Offer) and the Closing (with respect to amounts required to consummate the Merger and make any other payments due at such time in accordance with the terms thereof) and (d) to comply with its obligations under the Financing Commitments.

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The Company has agreed to, and to use its reasonable best efforts to cause its representatives to, provide such cooperation as Parent may reasonably request and that is customary in connection with the arrangement of debt and equity financings in acquisition transactions.

Efforts to Close the Transaction

In the Merger Agreement, each of the Company, Parent and Purchaser agree to use its reasonable best efforts to take all actions reasonably necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (a) preparing and obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger, (d) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement and (e) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Obligations with Respect to Stockholder Approval

In the event that the affirmative vote of the holders of at least a majority of the outstanding Shares is the only vote of holders of securities of the Company required to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”) is required under the terms of the DGCL, upon request by Parent and Purchaser no later than ten days after expiration of the Offer, the Company shall obtain the Company Stockholder Approval by written consent of Parent and Purchaser. The Company shall prepare and file an information statement which shall contain the recommendation. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws with respect to such written consent.

Takeover Statute

If any Takeover Laws become applicable to the transactions contemplated by the Merger Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

Parent and Purchaser have agreed that all rights of indemnification under certain indemnification agreements will survive the Merger and continue in full force and effect in accordance with their respective terms, and such indemnification agreements will be assumed by the Surviving Corporation. For not less than six years after the Effective Time, Parent has agreed to cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and exculpation and advancement of expenses than are set forth as of the date of the Merger Agreement in the Company’s certificate of incorporation and bylaws.

In addition, for not less than six years from the Effective Time, Parent has agreed to and will cause the Surviving Corporation to indemnify and hold harmless each current and former director or officer of the Company to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the Company’s certificate of incorporation and bylaws or under certain indemnification agreements for acts or omissions occurring at or prior to the Effective Time and to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby.

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For six years from the Effective Time, the Surviving Corporation must provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms for events occurring before the Effective Time that is no less favorable than the Company’s existing policies in effect as of the date of the Merger Agreement; provided that in no event will the aggregate premiums be in excess of 300% of the current aggregate annual premiums paid by the Company for such purpose, but in such case Parent will maintain policies of directors and officers insurance and indemnification as closely approximating the terms of the policies existing on the date of the Merger Agreement as are obtainable for an aggregate annual premium not to exceed 300% of the last annual premium paid prior to the date of the Merger Agreement. If prepaid policies have been obtained prior to the Effective Time by Parent or the Company (with consent of Parent), Parent must, and must cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

In the event Parent or the Surviving Corporation or any of their respective successors or assigns (a) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, must assume all such indemnification and insurance obligations.

Stockholder Litigation

In the event of any stockholder litigation with respect to the transactions contemplated by the Merger Agreement which has been initiated or, to the knowledge of the Company, threatened in writing, the Company must promptly notify Parent of any such litigation and shall keep Parent reasonably informed with respect to the status thereof. None of the Company or its subsidiaries or representatives may compromise, settle, come to an arrangement, or agree to or consent to do any of the foregoing, unless Parent has first consented in writing.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access to information and tax matters.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Offer or the Merger may be abandoned at any time:

•	by mutual written consent of Parent and the Company at any time prior to the Effective Time;

•	by either Parent or the Company prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, that if the Merger is to be consummated pursuant to written consent of Parent and Purchaser, the “End Date” shall be deemed to be the date ninety days after delivery of such written consent to the Company; provided further, that this right is not available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have caused the failure of the Acceptance Time to occur on or before such date;

•	by either Company or Parent prior to the Acceptance Time in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder; provided that this right is not available to any party that has breached its obligations under the Merger Agreement in any material respect that resulted in the failure of the Shares to be purchased pursuant to the Offer;

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•	by either Parent or the Company prior to the Effective Time if a governmental entity enacts, issues or enters any law prohibiting or making illegal the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger and, in the case of any such law that is an injunction or order, such law must have become final and non-appealable; provided that this right is not available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has caused, or resulted in, the enactment, issuance or entry of any such law;

•	by the Company prior to the Acceptance Time if Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would, individually or in the aggregate, prevent or materially delay the consummation of the Offer or the Closing or prevent or materially impair the ability of Parent or Purchaser to satisfy the Tender Offer Conditions or the conditions precedent to the Merger, or to consummate the Merger, the Offer and the other transactions contemplated by the Merger Agreement and (b) either cannot be cured by the End Date or has not been cured after the Company gives Parent written notice, delivered at least thirty days prior to such termination, stating the Company’s intention to terminate the Merger Agreement and the basis for such termination;

•	by Parent prior to the Acceptance Time if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would result in a failure of a Tender Offer Condition and (b) either cannot be cured by the End Date, or has not been cured after Parent gives the Company written notice, delivered at least thirty days prior to such termination, stating Parent’s intention to terminate the Merger Agreement and the basis for such termination;

•	by the Company prior to the Acceptance Time if (a) the Board of Directors (acting through the Special Committee) has concluded that an Alternative Proposal constitutes a Superior Proposal, (b) the Company has complied in all material respects with its non-solicitation covenants and (c) immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to such Superior Proposal; provided that the termination is conditioned on and subject to the payment by the Company to Parent of the Termination Fee (as defined below); or

•	by Parent prior to the Acceptance Time if (a) the Board of Directors makes a Change of Recommendation or Other Change of Recommendation; provided, that Parent’s right to terminate shall expire ten Business Days after the date upon which such Change of Recommendation or Other Change of Recommendation is made; (b) the Board of Directors (acting through the Special Committee) approves any Alternative Proposal or resolves or agrees to take any such action or (c) the Company has willfully breached in any material respect its obligations under the non-solicitation covenant.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, it will become void and have no effect and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective subsidiaries, officers, directors and Representatives (subject to certain provisions surviving such termination); provided that nothing in the Merger Agreement relieves the Company, Parent or Purchaser from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

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Termination Fee

For purposes of this summary and the Merger Agreement, the term “Termination Fee” means $535,000 in cash, which amount may become payable by the Company to Parent in certain circumstances described below.

In the event the Merger Agreement is terminated by the Company prior to the Acceptance Time if (a) the Board of Directors (acting through the Special Committee) has concluded that an Alternative Proposal constitutes a Superior Proposal, (b) the Company has complied in all material respects with its non-solicitation covenants and (c) immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to such Superior Proposal, then the Company must pay the Termination Fee to Parent prior to or concurrent with such termination.

In the event the Merger Agreement is terminated by Parent prior to the Acceptance Time if (a) the Board of Directors makes a Change of Recommendation or Other Change of Recommendation, (b) the Board of Directors approves any Alternative Proposal or resolves or agrees to take any such action or (c) the Company has willfully breached or is deemed to have willfully breached in any material respect its obligations under the non-solicitation covenant, then the Company must pay promptly, but in any event within two Business Days after the date of such termination, an aggregate amount in cash equal to the out-of-pocket fees and expenses of Parent incurred in connection with the negotiation and execution of the Merger Agreement and the transactions contemplated thereby; provided that such amount shall not exceed $350,000 in the aggregate.

In the event that (a) after the date of the Merger Agreement, an Alternative Proposal is publicly announced or made known to the Special Commitee and not bona fide publicly and irrevocably withdrawn, (b) thereafter, the Merger Agreement is terminated (1) by Parent if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would result in a failure of a Tender Offer Condition and (B) either cannot be cured by the End Date, or has not been cured after Parent gives the Company written notice, (2) by either Parent or the Company if the Acceptance Time shall not have occurred on or before the End Date or (3) by either Parent or the Company prior to the Acceptance Time in the event the Offer expires or is terminated without any Shares being purchased thereunder, and (c) at any time after the execution of the Merger Agreement and prior to the date that is twelve months after such termination, an Alternative Proposal (which, for purposes of this clause (c) will have the meaning assigned above except that all references to “15%” therein will be deemed to be references to “50%”) is consummated or a definitive agreement related to an Alternative Proposal is entered into which is subsequently consummated, then in any such event the Company must pay the Termination Fee to Parent prior to or concurrently with the consummation of such transaction.

Specific Performance

Each party to the Merger Agreement is entitled to an injunction to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement in addition to any other remedy to which such party is entitled at law or in equity.

Fees and Expenses

Except with respect to the Termination Fee, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and all transactions contemplated thereby shall be paid by the party incurring or required to incur such expenses.

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Amendment

The Merger Agreement may be amended at any time prior to the Effective Time by the Company, Parent and Purchaser; provided that after any approval of the Merger Agreement by the Company’s stockholders, if applicable, no amendment will be made that by law requires further approval by the Company’s stockholders without obtaining the further approval of such stockholders.

The foregoing description of the Offer, the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement has been incorporated by reference herein to provide investors with information regarding its terms. It is not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the Securities and Exchange Commission and it is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company.

Tender and Support Agreements

Concurrently with the execution of the Merger Agreement, certain directors and officers of the Company and other direct or indirect equityholders of Parent (collectively, the “Supporting Stockholders”) entered into tender and support agreements (the “Support Agreements”) whereby each agreed, subject to certain exceptions, to tender and not withdraw their Shares in the Offer and granted Purchaser a limited irrevocable proxy to vote such Shares in favor of the Merger.

Pursuant to the Support Agreements, each of the Supporting Stockholders agreed, among other things, subject to the termination of the Support Agreements or the Offer (a) to validly tender or cause to be tendered (and not withdraw) in the Offer all shares beneficially owned or thereafter acquired (collectively, the “Subject Shares”) by such Supporting Stockholder pursuant to and in accordance with the Offer, (b) as promptly as practicable, but no later than ten Business Days after the commencement of the Offer, to deliver pursuant to the terms of the Offer a letter of transmittal (as well as any other documents or instruments required to be delivered pursuant to the Offer) with respect to such Supporting Stockholder’s Subject Shares, (c) to vote such Supporting Stockholder’s Subject Shares at every meeting of the Company’s stockholders (and every adjournment or postponement thereof) (1) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and any other matter necessary for the consummation of the consummation of the transactions contemplated by the Merger Agreement and (2) against (A) any agreement or arrangement related to any Acquisition Proposal, other than the Merger, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of the Company subsidiaries and (C) any action that would materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transactions contemplated by the Merger Agreement, (d) to irrevocably appoint Purchaser as attorney and proxy to vote and otherwise act (by written consent or otherwise) with respect to all Subject Shares that such Supporting Stockholder is entitled to vote at any meeting of stockholders of the Company in accordance with clause (c) above (subject to certain exceptions), (e) not to transfer any of such Supporting Stockholder’s Subject Shares, other than in accordance with the terms and conditions set forth in the Support Agreement, (f) not to grant any proxy, power of attorney or other authorization with respect to the Subject Shares, (g) not to deposit into a voting trust or enter into a voting agreement or other arrangement with respect to the Subject Shares and (h) not to take or permit any other action that would in any way restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations under, or the transactions contemplated by, the Support Agreements.

The Support Agreements will terminate upon the earliest of (a) the termination of the Merger Agreement, (b) the Effective Time or (c) a reduction of the Offer Price.

The foregoing description of the Support Agreements does not purport to be complete and is qualified, in its entirety, by reference to the Form of Tender and Support Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements relating to the potential acquisition of the Company by Parent and its affiliate. The Company intends that these forward-looking statements be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and includes this statement for purposes of complying with these safe harbor provisions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of the Company’s stockholders will tender their shares in the Offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including its annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2012 and its quarterly and current reports on Forms 10-Q and 8-K. The forward-looking statements contained herein reflect the Company’s expectations as of the date of this press release. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Item 9.01. Financial Statements and Exhibits

The following exhibits are being filed herewith:

2.1	Agreement and Plan of Merger, dated as of September 9, 2013, by and among TAMCO Holdings, LLC, TAMCO Acquisition, LLC and Titanium Asset Management Corp. [Schedules, exhibits and annexes to this document are not being filed herewith. The Company agrees to furnish supplementally a copy of any such schedule, exhibit or annex to the Securities and Exchange Commission upon request.]

10.1	Form of Tender and Support Agreement among TAMCO Holdings, LLC, TAMCO Acquisition, LLC, Titanium Asset Management Corp. and certain stockholders of the Company.

99.1	Joint Press Release of the Company and TAMCO Holdings, LLC dated September 9, 2013

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM ASSET MANAGEMENT CORP.

Date: September 10, 2013	By:	/s/ Jonathan Hoenecke
Name: Jonathan Hoenecke
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of September 9, 2013, by and among TAMCO Holdings, LLC, TAMCO Acquisition, LLC and Titanium Asset Management Corp. [Schedules, exhibits and annexes to this document are not being filed herewith.  The Company agrees to furnish supplementally a copy of any such schedule, exhibit or annex to the Securities and Exchange Commission upon request.]

10.1	Form of Tender and Support Agreement among TAMCO Holdings, LLC, TAMCO Acquisition, LLC, Titanium Asset Management Corp. and certain stockholders of the Company.

99.1	Joint Press Release of the Company and TAMCO Holdings, LLC dated September 9, 2013

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